UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PACER INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Tennessee	Five Greenwich Office Park Greenwich, CT 06831	69-0935669
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices)	(I.R.S. Employer Identification Number)

Pacer International, Inc. 1999 Stock Option Plan

Pacer International, Inc. 2002 Stock Option Plan

(Full Titles of the Plans)

Gordon E. Devens

Senior Vice President, General Counsel and Secretary

XPO Logistics, Inc.

Five Greenwich Office Park

Greenwich, CT 06831

(Name and Address of agent for service)

(855) 976-4636

(Telephone Number, including Area Code, of agent for service)

Copy To:

Adam O. Emmerich

David K. Lam

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

On July 1, 2002, Pacer International, Inc. (the “Registrant”) filed with the Securities and Exchange Commission a registration statement on Form S-8, Registration No. 333-91698 (the “Registration Statement”), for the registration of 2,535,334 shares of common stock, par value $0.01 per share (the “Common Stock”), under the Pacer International, Inc. 1999 Stock Option Plan and 500,000 shares of Common Stock under the Pacer International, Inc. 2002 Stock Option Plan.

On March 31, 2014, pursuant to the terms of the Agreement and Plan of Merger, dated as of January 5, 2014 (the “Merger Agreement”), by and among the Registrant, XPO Logistics, Inc., and Acquisition Sub, Inc. (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger. This Post-Effective Amendment to the Registration Statement is being filed solely for the purpose of deregistering any and all securities registered under the Registration Statement that remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Greenwich, Connecticut, on April 1, 2014.

PACER INTERNATIONAL, INC.

By:	/s/ Gordon E. Devens
Name: Gordon E. Devens
Title: Assistant Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act.